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                                  EXHIBIT 20
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                                                          PRESS RELEASE

                             [PLY GEM LETTERHEAD]


New York, NY                                            November 14, 1994


                    PLY GEM BOARD AUTHORIZES STOCK BUYBACK


New York, NY ... November 14, 1994 ... PLY GEM Industries, Inc. (AMEX:PGI) today announced that its Board of Directors has adopted a stock purchase plan pursuant to which the officers of the Company have been authorized to purchase up to 1,000,000 shares of PLY GEM stock on the open market. Purchases may be made from time to time, subject to market conditions and other factors which the Company may consider.

"By taking advantage of the excellent investment opportunity represented by the current market price of our stock, we reaffirm our commitment to improving stockholder returns and our confidence in PLY GEM's future. Our Board of Directors feels that at the current range of prices, our stock will generate an excellent return on investment," said Jeffrey S. Silverman, Chairman & CEO of PLY GEM Industries, Inc.

Last week, PLY GEM announced that it has filed an application to list its common stock on the New York Stock Exchange, where trading is expected to commence on Thursday, December 1, 1994 under the ticker symbol "PGI". "Management and employees own more than 25% of PLY GEM's outstanding shares, ensuring that our priorities are aligned with our shareholders and that we share the risks and rewards of investing in our Company.

Our outlook for the future remains very positive as our restructuring program will accelerate favorable revenue and earnings growth as we move through 1995. These actions taken by our Board of Directors confirm our confidence in PLY GEM's ability to reach new levels of achievement in the years ahead which will significantly enhance shareholder value," concluded Mr. Silverman.

A FORTUNE 500 Company, PLY GEM Industries, Inc. is a national manufacturer and distributor of specialty products for the home improvement industry.

Co. Contact:  Diane M. Cady
              Vice President, Investor Relations
              (212) 832-1550